EXHIBIT 4.4

CONTINENTAL AIRLINES, INC.

SUPPLEMENTAL SAVINGS PLAN

FOR MANAGEMENT PILOTS

TRUST AGREEMENT

TABLE OF CONTENTS

ARTICLE I : GENERAL TRUST PROVISIONS I-1

ARTICLE II : GENERAL DUTIES OF THE PARTIES II-1

ARTICLE III : INVESTMENT, ADMINISTRATION AND

DISBURSEMENT OF TRUST FUND III-1

ARTICLE IV : TRUSTEE'S ACCOUNTS IV-1

ARTICLE V : TAXES, EXPENSES AND COMPENSATION

OF TRUSTEE V-1

ARTICLE VI : FOR PROTECTION OF TRUSTEE VI-1

ARTICLE VII : INDEMNIFICATION VII-1

ARTICLE VIII : RESIGNATION AND REMOVAL OF TRUSTEE VIII-1

ARTICLE IX : DURATION AND TERMINATION OF

TRUST AND AMENDMENT IX-1

ARTICLE X : CLAIMS OF COMPANY'S CREDITORS X-1

ARTICLE XI : ADOPTING ENTITIES XI-1

ARTICLE XII : MISCELLANEOUS XII-1

CONTINENTAL AIRLINES, INC.

SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS

TRUST AGREEMENT

THIS AGREEMENT AND DECLARATION OF TRUST, made this day of January, 2000, by and between (i) CONTINENTAL AIRLINES, INC. (hereinafter referred to as the "Company") and (ii) WILMINGTON TRUST COMPANY (hereinafter referred to as the "Trustee").

WHEREAS, the Company has established the CONTINENTAL AIRLINES, INC. SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS (hereinafter referred to as the "Plan") for the benefit of certain individuals who are eligible for benefits under the terms of the Plan (such individuals being referred to herein as the "Members"), which Plan provides for the payment of certain deferred compensation benefits (the "Benefits") to the Members and the beneficiaries of the respective Members who may become entitled to any payments under the terms of the Plan in the event of the Member's death ("Beneficiaries"); and

WHEREAS, the Plan contemplates that the Company will pay the entire cost of the Benefits from its general assets; and

WHEREAS, the Company desires to adopt the CONTINENTAL AIRLINES, INC. SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS TRUST AGREEMENT (the "Trust Agreement") establishing a trust (the "Trust") to aid the Company in meeting its obligations under the Plan; and

WHEREAS, the Trust is intended to be a "grantor trust" and a "rabbi trust" with the corpus and income of the Trust treated as assets and income of the Company for federal income tax purposes; and

WHEREAS, the Company intends that the assets of the Trust shall at all times be subject to the claims of general creditors of the Company as provided in Article X; and

WHEREAS, the Company intends that the existence of the Trust shall not alter the characterization of the Plan as "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall not be construed to provide income to any Member prior to actual payment of Benefits under the Plan; and

WHEREAS, other adopting entities may adopt the Plan in the future, and the Company desires to permit such entities to adopt separate subtrusts hereunder that are substantially similar to the Trust; and

WHEREAS, under the Trust, the Trustee covenants that it will hold all property which it may receive hereunder, IN TRUST, for the uses and purposes and upon the terms and conditions hereinafter stated;

NOW, THEREFORE, the parties hereto establish the Trust, effective January 3, 2000, and agree, as follows:

ARTICLE I

General Trust Provisions

1.1 Establishment of Trust. The Company hereby adopts this Trust Agreement. The Trust shall consist of such sums of money and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee by the Company. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the "Trust Fund." The Trust Fund shall at all times be subject to the claims of general creditors of the Company as provided in Article X. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund prior to the time such assets are paid to such Member or Beneficiary as Benefits.

1.2 Separate Sub-Trusts. Contrary provisions of the Trust notwithstanding, except as provided in Article XI, the provisions of the Trust shall apply separately and equally to the Company and to each adopting entity that has entered into this Trust Agreement pursuant to Article XI. The Company and each such adopting entity shall bear the cost of providing Benefits for its own Members and their Beneficiaries, and the portion of the Trust Fund attributable to the contributions of the Company and each such adopting entity shall be available to provide benefits only to the Company's or such adopting entity's (as applicable) Members and their Beneficiaries or to satisfy claims of the Company's or such adopting entity's (as applicable) Bankruptcy Creditors in the event the Company or such adopting entity (as applicable) become Insolvent (as such terms are defined in Section 10.1).

1.3 Trust Irrevocable. The Trust shall be irrevocable and shall be held for the exclusive purpose of providing benefits under the Plan to Members and their Beneficiaries and defraying expenses of the Trust in accordance with the provisions of this Trust Agreement. Except as provided in Sections 3.6(c) and 3.6(d) and Articles IX and X hereof, no part of the income or corpus of the Trust Fund shall be recoverable by or for the Company.

1.4 Non-Alienation. No right or interest to receive benefits from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by any Member or Beneficiary.

1.5 Acceptance by Trustee. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement.

ARTICLE II

General Duties of the Parties

2.1 General Duties of the Company.

(a) The Company has provided or will provide the Trustee with a copy of the Plan and shall provide the Trustee with a copy of any amendment to the Plan promptly upon its adoption. The Plan, as of the date of execution of this Trust Agreement, is hereby incorporated by reference into and shall form a part of this Trust Agreement as fully as if set forth herein verbatim. Any amendment to the Plan shall also be incorporated by reference into and form a part of this Trust Agreement, effective as of the effective date of such amendment. As soon as administratively practicable after March 15, 2000, the Company shall prepare and deliver to the Trustee a list (the "Membership List," as amended from time to time as provided herein) setting forth as of such date (1) the name and mailing address of each Member entitled to receive Benefits and (2) the Beneficiaries, if any, designated by each Member. The Company shall be responsible for notifying the Trustee of any changes in the information set forth on the Membership List, including, but not limited to, the addition of new Members and a change in the mailing address of a Member.

(b) Beginning in the year 2001, the Company shall prepare and deliver to the Trustee by April 30 of each year a completely updated Membership List as of the preceding March 15. The Company shall keep accurate books and records with respect to the eligibility of individuals to participate in the Plan and the Benefits payable under the Plan. It is intended that Benefits payable to Members shall be determined under the provisions of the Plan and shall be calculated under the provisions of the Plan as of the date of payment.

(c) As soon as administratively practicable after each date upon which an amount is credited to a Member's account under the Plan pursuant to Section 3.1 of the Plan, the Company shall contribute an equivalent amount to the Trust.

2.2 General Duties of Trustee. The Trustee shall manage, invest and reinvest the Trust Fund pursuant to the provisions of Article III. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as hereinafter provided.

ARTICLE III

Investment, Administration and Disbursement of Trust Fund

3.1 Investment of Trust Fund. The following provisions shall apply with respect to the investment of the Trust Funds:

(a) The Trustee shall invest and reinvest the assets of the Trust Fund in accordance with the written directions received from time to time by the Trustee from the administrative committee charged with the general administration of the Plan (the "Committee"); and

(b) Unless directed otherwise by the Committee, the Trustee is specifically authorized and directed to invest idle, or otherwise uninvested, cash in either the U.S. Government Portfolio of the Wilmington Funds or the Prime Money Market Portfolio of the Wilmington Funds. The Company and the Committee acknowledge that the Wilmington Funds mutual funds are entities separate from Rodney Square Management Corporation and Wilmington Trust Company; shares in these mutual funds are not obligations of Wilmington Trust Company, are not deposits and are not insured by the Federal Deposit Insurance Corporation (the "FDIC"); Wilmington Trust Company, or its subsidiary, is compensated by these mutual funds for services rendered in its capacity as investment advisor or other service provider; and such compensation is both described in the prospectus for such Portfolios, and is in addition to the compensation paid to Wilmington Trust Company in its capacity as Trustee hereunder.

3.2 Valuation of Trust Fund. As soon as practicable after the last day of each calendar year and as of such other dates as may be specified by the Company or the Committee, the Trustee shall report to the Company and the Committee the assets held in the Trust Fund as of such day and shall include in such report the fair market value as of such day of each such asset. In reporting such fair market values, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate. The report of any such valuation shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Fund. Specifically, but without limitation, the Trustee is authorized to rely on, and shall be fully protected in relying on, valuations, including net cash surrender valuations, received from the issuer of any contract or policy of any kind, including any annuity contract, issued by an insurance company, whether or not providing for the allocation of amounts received by the insurance company to its general account or to one or more separate accounts, or a combination thereof, and whether or not any such allocation may be made in the discretion of the insurance company (an "Insurance Contract"). With respect to assets without readily ascertainable market values, the Trustee may rely for all purposes of this Trust Agreement on the latest valuation and transaction information submitted to it by the person responsible for the investment. The Committee shall cause such person to provide the Trustee with all information needed by the Trustee to discharge its obligations to value such assets and to account under this Trust Agreement. The Trustee shall not be accountable to the Company or to any other person on the basis of any such valuation, but its accountability shall be in accordance with the provisions of Article IV hereof.

3.3 Additional Investment Powers of Trustee. Subject to the provisions of Sections 3.1, 3.6 and 9.2 hereof, the Trustee shall have, with respect to the Trust Fund, the power in its discretion:

(a) To retain any property at any time received by it;

(b) To sell, exchange, convey, transfer or dispose of, and to grant options for the purchase or exchange with respect to, any property at any time held by it;

(c) To register and carry any securities or any other property in the name of the Trustee, or in the name of the nominee of the Trustee (or to hold any such property unregistered) without increasing or decreasing the fiduciary liability of the Trustee, and to exercise any option, right or privilege to convert any convertible securities, including shares or fractional shares of the Trustee so long as the conversion privilege is offered pro rata to all shareholders;

(d) To cause any securities to be held in book-entry or in bearer form; and

(e) To hold property for investment that may be unproductive of income.

3.4 Administrative Powers of Trustee. The Trustee shall have the power in its discretion:

(a) Subject to the direction of the Committee, to exercise all voting and other rights with respect to the shares of stock held in the Trust Fund and to grant proxies, discretionary or otherwise;

(b) To cause any shares of stock to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of liability;

(c) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefor;

(d) Subject to the provisions of Section 3.6 hereof and the direction of the Committee: to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trustee; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

(e) To organize under the laws of any state a corporation or limited liability company for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Trust Agreement and to exercise with respect thereto any or all of the powers set forth in this Trust Agreement;

(f) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal;

(g) Subject to the direction of the Committee, to determine the time of Benefit payments in accordance with Section 3.6;

(h) Subject to the direction of the Committee (except as otherwise provided herein), to employ and compensate such attorneys, counsel, brokers or other agents or employees and to delegate to them such of the duties, rights and powers of the Trustee as may be deemed advisable in handling and administering the Trust; and

(i) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

3.5 Dealings with Trustee. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

3.6 Distributions from Trust Fund.

(a) Except as set forth in Section 3.6(c), Section 3.6(d), Section 9.2 and Article X hereof, distributions from the Trust Fund (including, without limitation, the tax equalization gross-up payments required under the Plan) shall be made by the Trustee to the Members and Beneficiaries at the times and in the amounts directed by the Committee in accordance with the provisions of the Plan and, to the maximum extent permitted by applicable law, the Trustee shall be fully protected in so doing. Any amounts so paid (including, without limitation, the tax equalization gross-up payments required under the Plan) shall be reduced by the amount of any federal, state, or local income or other taxes that may be required by law to be withheld or paid by the Trustee or the Company. To the extent required by applicable law, the Trustee shall withhold, pay, and report such amounts to the appropriate governmental authorities. To the extent the withholding and reporting obligations belong to the Company and not to the Trustee, the Trustee shall pay to the Company the appropriate withholding amount. The Company, the Committee, the Members, and the Beneficiaries shall provide the Trustee with all of the information necessary for the Trustee to determine the amount of such taxes required to be withheld or paid by the Trustee or the Company, and the Trustee shall be fully protected in relying upon such information. Notwithstanding any provision of this Trust Agreement to the contrary, the Company shall be obligated to pay the Benefits. To the extent that the Trust Fund is not sufficient to pay any Benefit when due, the Company shall pay such Benefit directly. In the event Benefits are due to more than one Member or Beneficiary on the same date and the Trust Fund is not sufficient to pay all such Benefits, the Trust Fund shall be applied pro rata among such Members and Beneficiaries on the basis of the Benefits due to be paid such individuals on such date. Nothing in this Trust Agreement shall relieve the Company of its liabilities to pay Benefits except to the extent such liabilities are met by application of Trust Fund assets.

(b) The Committee shall direct the Trustee in writing as to the time and amount of Benefits to be distributed to the Members and Beneficiaries.

(c) At any time and from time to time, the Committee may direct the Trustee in writing to distribute to the Company cash held by the Trustee as part of the Trust Fund in an amount that the Committee determines has been contributed to the Trust by the Company in error, and the Trustee shall be fully protected in relying on such directions. As soon as practicable after receipt of such a direction the Trustee shall distribute such amount to the Company.

(d) At any time and from time to time (but not more frequently than twice in any calendar year without the consent of the Trustee), the Company may apply in writing to the Trustee for a distribution by the Trustee to the Company of assets held by the Trustee as part of the Trust Fund ("Trust Assets") in an amount (the "Refund Amount") equal to or less than the difference, if any, between (i) the Net Fair Market Value of the Trust Assets (as such term is hereinafter defined) as of the last day of the month coincident with or immediately preceding the date of such application, and (ii) 100% of the aggregate account balances under the Plan ("Account Balances") for all Members and Beneficiaries as of such date. Such application shall advise the Trustee of the manner in which the Refund Amount was calculated. Upon the receipt of such an application from the Company, the Trustee shall reach its own independent determination as to the Company's entitlement to the Refund Amount, even though the Trustee may be informed from another source (including a Member) that the Company is not entitled to the Refund Amount. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary in order to enable it to determine whether the Company is entitled to the Refund Amount, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or engaging such independent third parties as the Trustee may deem necessary to assist in making such determination. In addition, the Trustee may rely conclusively upon, and shall be protected in relying upon, information received from a third party engaged by the Company as the recordkeeper for the Plan (the "Recordkeeper") with respect to the aggregate Account Balances for all Members and Beneficiaries as of the relevant date and shall be entitled to the protections set forth in Section 3.2 of this Trust Agreement. The Trustee shall determine whether the Company is entitled to all or any portion of the Refund Amount as promptly as possible. If the Trustee determines that the Company is entitled to all or any portion of the Refund Amount, then the Trustee shall distribute such amount to the Company in cash or in kind as directed by the Committee. As used herein, the term "Net Fair Market Value of the Trust Assets" shall mean the fair market value of the Trust Assets, as reported by the Trustee, reduced by all liabilities of the Trust as detailed by the Company, whether or not such liabilities are secured by any or all of the Trust Assets, other than liabilities to Members or Beneficiaries under the Plan. In determining such fair market value, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate; provided, however, that the fair market value of any life insurance contract which constitutes a portion of the Trust Assets shall be its net cash surrender value. The determination of the Net Fair Market Value of the Trust Assets by the Trustee shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Assets. The Trustee shall not be accountable to the Company or to any other person, including the Members or Beneficiaries, on the basis of any such valuation except as otherwise provided in this Trust Agreement.

(e) The Trustee shall not itself commence any legal action, whether in the nature of an interpleader action, request for declaratory judgment or otherwise, requesting a court to make a determination under Section 3.6(a) or (d) hereof in the Trustee's stead without first using its best efforts to make such determination.

(f) Notwithstanding any other provision of this Trust Agreement, if any amounts held in the Trust are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income of a Member or Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable after receiving notice thereof, pay such amounts to such Member or Beneficiary, as applicable, (but not in excess of such Member's or Beneficiary's Account Balance at the time of such payment). For purposes of this Section 3.6, the Trustee shall be entitled to rely on an affidavit by a Member or Beneficiary, as applicable, and a copy of the determination to the effect that a determination described in the preceding sentence has occurred.

ARTICLE IV

Trustee's Accounts

The Trustee shall keep full accounts of all of its receipts and disbursements. The Trustee's books and records with respect to the Trust Fund shall be open to inspection by the Company and its representatives at all times during business hours of the Trustee following reasonable written notice. Within sixty days after December 31 of each year (or such other date as may be agreed to by the Company and the Trustee), or any termination of the duties of the Trustee, the Trustee shall prepare and mail to the Company and the Committee an account statement of its acts and transactions as Trustee hereunder. Upon the expiration of one year from the date of filing of its annual or any other periodic account statement, the Trustee shall be forever released and discharged from all liability and further accountability to the Company, the Committee or any other person with respect to the accuracy of such accounting and all acts and failures to act of the Trustee reflected in such account (absent manifest error), except to the extent that the Company or the Committee shall, within such one-year period, file with the Trustee specific written objections to the account statement. Neither the Company, the Committee, any Member, Beneficiary nor any other person shall be entitled to any additional or different accounting by the Trustee and the Trustee shall not be compelled to file in any court any additional or different accounting. For purposes of regulations promulgated by the FDIC with respect to providing written confirmations of individual security transactions (12 C.F.R. Paragraph 344), the Trustee account statements shall be sufficient information concerning such individual securities transactions effected for the Trust Fund; provided that the Company or the Committee, upon written request, shall have the right to receive at no additional cost written confirmations of such securities transactions, which shall be mailed or otherwise furnished by the Trustee within the timeframe provided by regulation.

ARTICLE V

Taxes, Expenses and Compensation of Trustee

5.1 Taxes. The Company agrees that all income, deductions, and credits of the Trust Fund belong to it as owner for income tax purposes and will be included on the Company's income tax returns. The Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the Trust Fund are not paid by the Company or contested by the Company pursuant to the last sentence of this Section 5.1, the Trustee shall pay such taxes out of the Trust Fund and the Company shall upon demand by the Trustee deposit into the Trust Fund an amount equal to the amount paid from the Trust Fund to satisfy such tax liability. If requested by the Company, the Trustee shall, at Company expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Company may itself contest the validity of any such taxes, but any such contest shall not affect the Company's obligation to reimburse the Trust Fund for taxes paid from the Trust Fund.

5.2 Expenses and Compensation. The Trustee shall be paid compensation by the Company as the Company and the Trustee may from time to time agree. The Trustee shall be reimbursed by the Company for its reasonable expenses of management and administration of the Trust; provided, however, that reimbursement for any expense that is nonrecurring, unusual in nature, or significant in amount (including, without limitation, any expense associated with the engagement of legal counsel by the Trustee) shall be subject to and conditioned upon prior written approval of the Committee; and, provided further, that the Trustee shall be entitled to engage legal counsel without the prior written approval of the Committee to advise the Trustee with respect to its duties under Article X following an allegation that the Company is Insolvent. Any dispute regarding whether the amount of an expense is reasonable or whether an expense is or was subject to prior written approval of the Committee shall be resolved in accordance with Section 12.6. The obligations with respect to the Trustee's fees and reasonable expenses as provided in this Section shall be obligations of the Company, and the Trustee may satisfy such obligations out of the assets of the Trust Fund only with the prior written consent of the Committee.

ARTICLE VI

For Protection of Trustee

6.1 Communications with the Company, the Committee and the Members.

(a) The Company shall certify to the Trustee the name or names of any person or persons authorized to act for the Company and for the Committee. Such certification shall be signed by an officer or the Assistant Secretary of the Company. Until the Company notifies the Trustee, in a similarly signed notice, that any such person is no longer authorized to act for the Company or for the Committee, as applicable, the Trustee may continue to fully rely upon the authority of such person.

(b) The Trustee may fully rely upon any certificate, notice or direction of the Company or the Committee which the Trustee reasonably believes to have been signed by a duly authorized officer or agent of the Company or the Committee, as applicable.

(c) Communications to the Trustee shall be sent in writing to the Trustee at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Employee Benefits Administration, or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee and unless it is in writing and signed by an authorized person.

(d) Communications to the Company shall be sent in writing to the Company at 1600 Smith Street, Mail Code HQSTY, Houston, Texas 77002, Attention:  Vice President and Treasurer, or to such other address as the Company may specify in writing to the Trustee. Communications to the Committee shall be sent in writing to the Company's address, Attention:  Administrative Committee for the Supplemental Savings Plan for Management Pilots. Communications to a Member or Beneficiary shall be sent in writing to the address of such person as stated on the Membership List, or to such other address as such person may specify in writing to the Trustee. No communication shall be binding upon the Company, the Committee, or a Member or Beneficiary until it is received by such person.

6.2 Fiduciary Responsibility.

(a) The Trustee shall discharge its duties under this Trust Agreement in effectuating the Plan in a manner consistent with the objectives of this Trust Agreement and the Plan. The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Trust Agreement. The Trustee shall have no responsibility or liability for any failure of the Company to make contributions to the Trust Fund or for any insufficiency of assets in the Trust Fund to pay Benefits when due. The Trustee shall not be liable hereunder for any act taken or omitted to be taken in good faith, except for its own negligence or misconduct.

(b) No bond shall be required of the Trustee unless otherwise required by law.

(c) The Trustee's duties and obligations shall be limited to those expressly imposed upon it by this Trust Agreement.

(d) The Company at any time may employ as agent (to perform any act, keep any records or accounts, or make any computations required of the Company or the Committee by this Trust Agreement or the Plan) the individual, corporation or association serving as Trustee hereunder. Nothing done by said individual, corporation or association as such agent shall affect its responsibilities or liability as Trustee hereunder.

6.3 Reliance on Recordkeeper. Unless and until notified otherwise in writing by the Company or the Committee, the Trustee is hereby authorized and directed to receive and act upon instructions received from the Recordkeeper, whether in writing, by facsimile or electronic transmission, with respect to instructions received by or on behalf of the Committee, including, without limitation, all investment directions provided pursuant to Section 3.1 hereof. The initial Recordkeeper is Hewitt & Associates.

6.4 No Responsibility for Insurance Contracts. The Trustee shall have no obligation to pay any premium on any Insurance Contract or to take any action with respect to any Insurance Contract, except upon instructions from the Committee. The Trustee shall be entitled to rely on information furnished by the Company or the Committee as to the amount of any contribution to be applied to the purchase or carrying of Insurance Contracts, the amount and type of Insurance Contracts to be purchased, the selection of the insurance company or companies, the designation of beneficiaries, and the election of any right or option under any Insurance Contract or with respect to any Member or Beneficiary. The Trustee may rely on information furnished by the Company as to the accuracy and completeness of any information contained in any application for any Insurance Contract, or any other information given to the insurer in connection with any Insurance Contract, and shall have no responsibility to the insurer with respect to any such application or other information. The Trustee shall have no responsibility to any Member, Beneficiary, the Company or the Committee for the invalidity or unenforceability of any Insurance Contract, or for the failure of any Insurance Contract to meet any requirements of the Plan, and the Trustee shall have no responsibility with respect to the selection or monitoring of any Insurance Contract held in the Trust or the insurers issuing such Insurance Contract.

6.5 Force Majeure. The Trustee shall have no liability for any losses arising out of delays in performing the services which it renders under this Trust Agreement which result from events beyond its control, including without limitation, interruption of the business of the Trustee due to acts of God, acts of governmental authority, acts of war, riots, civil commotions, insurrections, labor difficulties (including, but not limited to, strikes and other work slippages due to slow-downs), any action of any courier or utility, or electronic interruption; provided, however, that the Trustee shall have no such liability under such circumstances only if it has acted reasonably and in good faith.

ARTICLE VII

Indemnification

7.1 Indemnification of the Trustee. The Company hereby indemnifies and holds the Trustee harmless from and against any and all losses, damages, costs, expenses or liabilities (herein, "Liabilities"), including reasonable attorneys' fees and other costs of litigation, to which the Trustee may become subject pursuant to, arising out of, occasioned by, incurred in connection with or in any way associated with this Trust Agreement, except to the extent such Liabilities were caused by breach of this Trust Agreement by the Trustee or by the negligence, willful misconduct, or bad faith of the Trustee.

7.2 Survival of Indemnification. The indemnification made in this Article shall be binding on the Company and its successors and assigns, and shall survive termination of this Trust Agreement or the resignation or removal of the Trustee.

ARTICLE VIII

Resignation and Removal of Trustee

8.1 Resignation of Trustee. The Trustee may resign upon sixty days' prior written notice to the Committee, except that any such resignation shall not be effective until the Committee has appointed in writing a successor trustee, which must be a bank, trust company, or an individual, and such successor has accepted the appointment in writing. The Committee shall make a good faith effort, following receipt of notice of resignation from the Trustee, to find and appoint a successor Trustee who will adhere to the obligations imposed on such successor under the terms of this Trust Agreement. Provisions of the Trust Agreement to the contrary notwithstanding, if the Trustee gives written notice of resignation to the Committee and no successor Trustee has been appointed within sixty days of receipt of such written notice, then the Trustee may apply to a court of competent jurisdiction for judicial appointment of a successor trustee.

8.2 Removal of Trustee. The Committee may remove the Trustee upon sixty days' (or such short period as may be agreed to by the Trustee) prior written notice to the Trustee, except that any such removal shall not be effective until (a) the close of such notice period, (b) the delivery by the Committee to the Trustee of an instrument in writing appointing a successor trustee meeting the requirements of Section 8.1, and (c) an acceptance of such appointment in writing executed by such successor.

8.3 Successor Trustee. All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as the Trustee hereunder.

8.4 Transfer of Trust Fund to Successor. Upon the resignation or removal of the Trustee and appointment of a successor, the Trustee shall transfer and deliver the Trust Fund to such successor. Following the effective date of the appointment of the successor, the Trustee's responsibility hereunder shall be limited to managing the assets in its possession and transferring such assets to the successor, and settling its final account. Neither the Trustee nor the successor shall be liable for the acts of the other.

ARTICLE IX

Duration and Termination of Trust and Amendment

9.1 Duration and Termination. The Trust is hereby declared to be irrevocable and shall continue until (a) all payments required by Section 3.6 have been made or (b) until the Trust Fund contains no assets and retains no claims to recover assets from the Company or any other person or entity, whichever shall first occur.

9.2 Distribution upon Termination. If this Trust terminates under the provisions of Section 9.1, the Trustee shall liquidate the Trust Fund and, after its final account statement has been settled, shall distribute to the Company the net balance of any assets of the Trust remaining after all expenses have been paid and all Benefits, whether or not due and payable under the terms of the Plan on the date of such termination, have been paid to the Members and Beneficiaries. Upon making such distribution, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

9.3 Amendment. The Committee may from time to time amend, in whole or in part, any or all of the provisions of this Trust Agreement; provided, however, that (a) no amendment will be made to this Trust Agreement or the Plan which will cause this Trust Agreement, the Plan or the assets of the Trust Fund to be governed by or subject to Part 2, 3, or 4 of Title I of ERISA, (b) no such amendment shall adversely affect any Benefits to the date of such amendment in respect of any Member or Beneficiary or the amount of assets of the Trust Fund available to pay such Benefits, (c) no such amendment shall purport to alter the irrevocable character of the Trust established under this Trust Agreement, and (d) no such amendment shall change the rights, duties or responsibilities of the Trustee unless the Trustee consents thereto in writing. This Trust Agreement may be amended, to the extent permitted in this Section 9.3, by an instrument in writing executed on behalf of Continental Airlines, Inc. by its authorized representatives.

ARTICLE X

Claims of Company's Creditors

10.1 Insolvency of Company. As used in this Article X, the Company shall be deemed to be "Insolvent" if (a) the Company is unable to pay its debts as they come due, or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). In the event that the Company shall be deemed Insolvent, the assets of the Trust Fund shall be held for the benefit of the general creditors of the Company (hereinafter referred to as "Bankruptcy Creditors").

10.2 Trustee's Responsibilities if Company may be Insolvent.

(a) If at any time the Company or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall promptly and independently determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue any payment of Benefits under the Plan and this Trust Agreement and shall hold the Trust Fund for the benefit of Bankruptcy Creditors. The Trustee shall resume payments of Benefits under the Plan and this Trust Agreement in accordance with Section 3.6 hereof only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Company to be Insolvent) or upon receipt of an order of a court of competent jurisdiction requiring such payments. The Company, by its chief executive officer and its Board of Directors, shall further be obligated to give the Trustee prompt notice in writing in the event that the Company becomes Insolvent, with the same consequences as provided in the preceding two sentences. In determining whether the Company is Insolvent, the Trustee may rely conclusively upon, and shall be protected in relying upon, court records showing that the Company is Insolvent, or a current report or statement from a nationally recognized credit reporting agency or accounting firm showing that the Company is Insolvent. For purposes of this Trust Agreement, knowledge and information concerning the Company which is not in the possession of the Trustee shall not be imputed to the Trustee. The Trustee shall have no duty or obligation to ascertain whether the Company is Insolvent unless and until it receives a writing that the Company is Insolvent as described in the first or third sentence of this Section 10.2(a).

(b) If the Trustee determines that the Company is Insolvent, the Trustee shall hold the assets of the Trust Fund for the benefit of the Bankruptcy Creditors, and shall disburse the assets of the Trust Fund to satisfy such claims as a court of competent jurisdiction shall direct.

(c) If the Trustee discontinues payment of Benefits pursuant to Section 10.2(a) and subsequently resumes such payments, the first payment to a Member or Beneficiary following such discontinuance shall include an aggregate amount equal to the difference between the payments that would have been made to such Member or Beneficiary, as applicable, under this Trust Agreement but for this Section 10.2 and the aggregate payments actually made to such Member or Beneficiary, as applicable, by the Company pursuant to the Plan during any such period of discontinuance. In the event that upon resumption of payments pursuant to the preceding sentence, the assets of the Trust Fund are insufficient to pay Benefits in full, Benefit payments to the affected Members and Beneficiaries shall be prorated so as to equitably apportion the assets of the Trust Fund among all affected Members and Beneficiaries in proportion to their Benefits.

ARTICLE XI

Adopting Entities

It is contemplated that other corporations, associations, partnerships or proprietorships that have adopted the Plan may adopt this Trust Agreement and thereby become an adopting entity hereunder. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of any authorized officer without the need for approval of its board of directors or noncorporate counterpart or of the Committee. As of the date hereof, only the Company has adopted the Plan and shall be deemed to be a party to this Trust Agreement. The provisions of the Trust Agreement shall apply separately and equally to the Company and each other adopting entity and their respective Members and their Beneficiaries in the same manner as is expressly provided for the Company and its Members and their Beneficiaries, except that the power to appoint or otherwise affect the Trustee and the power to amend the Trust Agreement shall be exercised by the Committee alone. The Company or the Committee shall promptly provide the Trustee with written notice upon the adoption of this Trust Agreement by any other entity.

ARTICLE XII

Miscellaneous

12.1 Laws of Delaware to Govern. This Trust Agreement and the Trust hereby created shall be construed and regulated by the laws of the State of Delaware.

12.2 Titles and Headings Not to Control. The titles to Articles and headings of Sections in this Trust Agreement are placed herein for convenience of reference only and, in the case of any conflict, the text of this Trust Agreement, rather than such titles or headings, shall control.

12.3 Affiliates. As used in this Trust Agreement, the term "affiliate" as applied to the Company or to the Trustee means any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or the Trustee, as the case may be. For purposes of this definition, the term "control" as used with respect to any person or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of an equity interest in such entity, by contract or otherwise.

12.4 Successors and Assigns. This Trust Agreement may not be assigned by either party without the prior written consent of the other, and any purported assignment without such prior written consent shall be null and void. This Trust Agreement shall be binding upon the successors and permitted assigns of each party hereto.

12.5 Controlling Document. Should an inconsistency or conflict exist between the specific terms of this Trust Agreement and those of the Plan, then the relevant terms of this Trust Agreement shall govern and control.

12.6 Dispute Resolution; Mandatory Arbitration.

(a) The Company and the Trustee are required to undertake best efforts in resolving any dispute that may arise between them under or concerning this Trust Agreement. To that end, the party claiming that the other party is in violation of this Trust Agreement shall state its concerns to such other party in writing. In the event that any such dispute cannot be resolved within thirty days from the date of the written statement referred to in the preceding sentence, either party may compel that the dispute be submitted to arbitration pursuant to the procedures set forth in this Section. In such event, the dispute shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Wilmington, Delaware. This requirement to arbitrate shall be enforceable in either federal or state court.

(b) The enforcement of this requirement to arbitrate and all procedural aspects of the arbitration, including but not limited to, the construction and interpretation of this Section, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Delaware (excluding Delaware choice-of-law principles that might call for the application of some other state's law); provided, however, it is expressly provided that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Delaware law.

(c) Within thirty days after notice by one party to the other that it desires to have the dispute resolved by arbitration, the Trustee and the Company shall each denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within sixty days of the original notice, either the Company or the Trustee shall apply to the Senior Active United States District Judge for the District of Delaware, who shall appoint a third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.

(d) The three arbitrators shall by majority vote resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators shall certify in their decision that no part of their award, if any, includes any amount for treble, exemplary or punitive damages. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

(e) The Trustee and the Company shall share equally the costs and expenses of the arbitrators. Each party to an arbitration proceeding shall be responsible for its own costs and expenses, including its own attorneys' fees. Notwithstanding the foregoing, the Trustee shall be reimbursed by the Company for such costs and expenses incurred by the Trustee to the extent that the Trustee is entitled to indemnification pursuant to Section 7.1.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed as of the day and year first above written.

CONTINENTAL AIRLINES, INC.

By: ___________________________________

Name: _____________________________

Title: ______________________________

WILMINGTON TRUST COMPANY, Trustee

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By: ____________________________________

Name: _____________________________

Title: ______________________________

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